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                        [OPSEC LETTERHEAD APPEARS HERE]




FOR IMMEDIATE RELEASE:                                        MAY  7,  1996

                    OPTICAL SECURITY GROUP, INC. COMPLETES
                     PRIVATE PLACEMENT OF SERIES B SHARES
Denver, Colorado: Optical Security Group, Inc. (NASDAQ SmallCap Market: OPSC), today announced the completion of a privately placed funding of $5,068,000 through the issuance of 5,068 Series B 8% Cumulative Convertible Exchangeable Preferred Voting Shares. The Preferred Shares have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration unless an exemption from the registration requirements is available.

Commenting on the transaction, Mr. Richard H. Bard, Chief Executive Officer of OpSec, said, "Our board recognized the need to put expansion capital in place. We are now in a position to maintain our sales growth without the need of additional equity capital in the foreseeable future."

The Company's imaging technology is employed in tamper-evident labels and authenticating labels and tags for consumer product protection; and, for protection against counterfeiting for documents of value. Its holographic imaging and dimensional printing technologies are used in product promotion, point-of-sale and packaging enhancement.

OpSec's corporate offices are located in Denver, Colorado.

FOR FURTHER INFORMATION CONTACT:
Catherine M. Gotwalt, Corporate Secretary
Optical Security Group, Inc.
535 Sixteenth Street, Suite 920
Denver, Colorado 80202
(303) 534-4500